STAAR SURGICAL COMPANY, #4592160

STAAR SURGICAL COMPANY - 4Q12 FINANCIAL

RESULTS CONFERENCE CALL

February 27, 2013, 4:30 PM ET

Chairperson: Doug Sherk (Mgmt.)

Operator:	Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the STAAR Surgical Fourth Quarter 2012 Financial Results Conference Call. During today's presentation all participants will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you'd like to ask a question, please press the star, followed by the one, on your touch-tone phone. If you're using speaker equipment today, please lift the handset before making your selection. This conference is being recorded today, Wednesday, February 27th, 2013.

At this time, I'd like to turn the conference over to Doug Sherk with the EVC Group. Please go ahead, sir.

Doug Sherk:	Thank you, Operator, and good afternoon, everyone. Thank you for joining us for the STAAR Surgical conference call and webcast to review the Company's financial results for the fourth quarter which ended on December 28th, 2012. The news release announcing the fourth quarter results crossed the wire about half an hour ago, and is available at STAAR's website at www.staar.com. Today's call is also being broadcast live via webcast. In addition, a slide presentation will accompany remarks by management. To access both the webcast and the presentation slides, go to the Investor Relations section of STAAR's website at www.staar.com. If you're listening via telephone to today's call and would like to review the slides that accompany management's remarks, please navigate to the live webcast as I've just reviewed and choose the No Audio Slides Only option. In addition, an archived replay and slides will be available on the STAAR website.

Before we get started, during the course of this conference call the Company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the Corporation's projections, its expectations, plans, beliefs and prospects. These statements are based on judgments, analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the Safe Harbor statement in today's press release, as well as STAAR's public periodic filings with the SEC, including the Discussion and the Risk Factors section of our 2011 Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. Investors or potential investors should read these risks. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

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In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and diluted net income per share information that excludes manufacturing consolidation expenses, Spain distribution transition expenses, gains or losses on foreign currency, fair market value adjustments for warrant and stock-based compensation expense. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP information to the non-GAAP information is included in our financial release which is available on our website and in our slide presentation.

Now let's turn the call over to Barry Caldwell, President and Chief Executive Officer of STARR Surgical.

Barry Caldwell:	Thank you, Doug, and good afternoon, everyone. Thank you for joining us today for our review of the fourth quarter and fiscal year 2012 results, as well as our first look at how 2013 is shaping up. With me today on the call is Deborah Andrews, our CFO. I'll start the call—I'll start our call this afternoon with an overview of the fourth quarter results and operational highlights for the year, as well as how we did against our metrics. Deborah will provide a detailed look at our fourth quarter financial results and review our progress to date on Project Comet. That's our manufacturing consolidation project. Then I'll provide a prospective on our progress in 2012 which will lead to our key metrics for 2013; and finally, take your questions.

When you look only at the top sales number for the fourth quarter, yes, it only reflects 1% growth. With total ICL sales down about 2.5% from a year ago period, it might be hard to imagine why, with the exception of the results from Korea, we felt the quarter was a pretty strong one overall. Yes, short of where we had planned or expected. Let me first review our key metrics, and then explain our perspective.

From a key metric view, we only achieved 1.5 of our five objectives, if you would. First, we did not achieve double-digit revenue growth for the fourth quarter. If, and I only say, 'if', the Korea results were out of the revenue line, we would have grown over 10%, but of course you can't do that. And, overall, we did not achieve this metric. Fourth quarter ICL growth excluding Korea was 18% which would have also fallen short of the 25% growth metric. Third, we did not achieve our targeted 71% gross margin for the year; however, we did increase our gross margin by 190 basis points for the entire year. And this is the seventh consecutive year in which we've expanded gross margin percentage. We'll give you more detail later, but the lower ICL sales as an overall percent of sales, our higher KS-SP sales on the IOL side, and also our higher other product category sales, during the quarter, resulted in a reduction in our gross margin percentage for the quarter which then didn't allow us to reach the annual goal we had. Fourth, though, we were profitable on a non-GAAP basis, we were not profitable for the quarter on a GAAP basis. And finally, we made very good progress on our manufacturing consolidation project. We're basically on target with product quality and expenses and achieved some very key milestones.

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Now, let's turn to our overall ICL and IOL business for a moment before we address Korea which is our largest ICL market. First, why do we feel so strongly about our ICL business overall? Our total ICL business for the quarter, without Korea, as I said, was up 18%. European ICLs grew 25%. And I'll come back to talk more about this in a minute. Japan grew 45%. In the U.S., where the overall refractive surgical market appears to be declining according to other published traded companies—publicly traded companies, we grew ICL sales by 9%. Across the board with the exception of Korea, we grew sales, and as I will explain in a moment, we grew market share in virtually every focused market on which we have data, including Korea, for the year.

Another factor behind our belief that the fourth quarter was pretty strong from a top line, top side perspective, was our turn in the IOL business. Year-over-year IOL sales in the fourth quarter were essentially flat but they grew 12% or $734,000 over the third quarter of 2013, reflecting the market's acceptance of our recently launched KS-SP IOL product. And we'll talk more about this. We had supply issues here related to a third party supplier, and this will continue for some time. We ended the year with about $0.5 million in back order on that product alone.

So, let's turn to Korea. What happened in Korea? What are we doing about it? And what do we expect in 2013?

Our distributor partner adjusted their inventory levels to a degree carried at year-end and as a result our sales to them were down 50% as compared to the fourth quarter of 2011. Now, we've titled this slide Korea on the Rebound. And here's why we've done that. In 2012, our total ICL unit sales to Korea dipped 17%. According to Market Scope, refractive procedures overall in Korea declined during the year. Yet, our distributor actually sold more Visian ICL to the end customer, and thus the ICL gained market share in Korea. Their decline in purchases from us was directly related to the reduction in inventory levels. During January, our distributor sales to end customers set a new monthly record for their organization. And through the first two months of this year, their purchases from us are up 60% from the first two months of 2012; again, reflecting the decline in their inventory levels and the need for product in January and February.

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Let me provide you with a little more detail on why we believe Korea's on the rebound. Here are some of the actions which have been taking place in the last few months.

First, you may recall in November, Don Todd, our President of the Asia-Pacific market, and I, went to Korea to discuss the year and our plans for 2013. We gained a very good understanding of how we need to work together and what we need to do to drive the ICL to the next level of market share in Korea. In December, we hired a STAAR employee. This is the first one we've ever had in Korea. So we'll work everyday with the distributor's organization to assure that additional support we've developed at STAAR can be transferred and helpful to them and their driving the increase of ICL market position. Some of the support that we'll work to provide with them as marketing assistant access to our work and knowledge in the social media marketing area, and consumer awareness, and assist in the launch of new products.

January was their best month ever. Beating their previous monthly record in their—or previous monthly record in their history by 7%. The president of our distributor partner visited Monrovia for two days earlier this month. They reconfirmed their commitment and focus to the ICL business and why it's so important to their overall success. We spent time clarifying roles and the direction for this year. Our new employee will now actually be housed in their offices in Korea.

Finally, during this visit, we spent time on the regulatory status of the CentraFLOW Technology in Korea. Working with their team, we're in the process of answering KFDA's questions regarding the technology. We believe we'll have approval by midyear. And I'm committed to going back to Korea to participate in the launch. There's no doubt we are at the highest level of alignment and communication we've ever had between the two companies. And I'm confident this will lead to more effective marketing and increased sales of the ICL in Korea. And just to reiterate, we're off to a strong start in Korea this year. Sales were up 60% the first two months of this year versus last year.

Now, let's look at the other markets. This slide shows how we did in the other top 10 markets outside of Korea.

In Europe, the increase in Visian ICL sales during the fourth quarter was 25%. That's reflecting the growing acceptance of our new ICL CentraFLOW Technology. Nearly 14,000 ICLs with the CentraFLOW Technology have now been implanted and the lens continues to be very well received by surgeon and patient. Within Europe, we had some very impressive growth as you can see: Germany up 132%; Italy, 120%; and the U.K. up 47%.

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In Spain, where you'll recall we moved to a direct sales model late in the second quarter, ICL sales were up 24%. Now, that sounds low, but since we moved to a direct model you would expect this number to be higher. But under the distributor model in 2011 there was a purchase of inventory for the—for—at year’s end, for the new year, which obviously does not occur in a new direct model configuration. So, our sales in Spain only grew 24% in the fourth quarter. However, during the first two months of 2013, our sales to customers in Spain have already exceeded our total sales to the market for the first quarter of 2012.

What CentraFLOW is doing in Europe? Let's look back. I mean, I think most of us thought at the beginning of the year Europe would be a challenge for medical device companies. Our third quarter sales in Europe were up 29%. Now, a lot of that was attributable to the fact that was the first quarter in which we had direct sales in Spain rather than going through a distributor. So, obviously, our gain in Spain was a big part of that. But then we followed the fourth quarter with a 25% increase in Europe, and Spain was just average because of that year-over-year comparison. Now, Europe is up 55% for the first two months of this year. And I would say that reflects a couple of things. We'll talk about in a minute our increased headcount, but also the growing acceptance of our CentraFLOW Technology where it's available. And that's in Europe.

Now, Asia-Pacific, again, not including Korea, our sales were up 23%. The growth was led by Japan, which I've already mentioned had a 45% increase in ICL sales during the fourth quarter. Our annual ICL unit volume in Japan doubled during the year; while refractive procedures declined at a double-digit rate in that market. Again, showing increased market share for the ICL. In China, our sales growth partially rebounded from the continuing downward pressure on refractive procedures from the negative LASIK publicity out of Taiwan early in 2012. Despite these challenges, we grew ICL sales by 38% during 2012 in China, which reflects, again, an increase in the overall market share for the ICL as compared to the Market Scope data.

Now, let's turn to the U.S. ICLs, as I said, increased 9% during the quarter; largely the result of our increased promotional activities including benefits from recently launched social media marketing programs. We saw increases on both the civilian and the military sectors during the fourth quarter. These results are extremely encouraging particularly in light of recent disclosures suggesting the decline in refractive surgery in the U.S.

One of the developing strategies in which we've invested is in social media market. And that is to create a better consumer awareness of the premium alternative to LASIK, the ICL. Some of these key measures reveal we're making progress. Visits to our visianinfo.com website increased 122% year-over-year. We generated over 600 patient leads for ICL surgeons, most of these in the final months of the year. Viewing of the Visian ICL on YouTube increased 10 times during the year 2012 versus 2011. Over 60,000 visits to our new Visian ICL blog during the second half of 2012.

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Another initiative was created—was to create, I should say, a newly designed and more user-friendly Visian ICL website. And that website is www.visianinfo.com. We just recently learned that our new site received the Best In Class Award in the Medical category from IMA, Interactive Media Awards. There were five categories in which the scoring took place. And we received 100 on content and 99 on feature functionality. A perfect score was 100.

Deborah will provide more details on our financial performance in a moment, but now I'd like to just turn to a few operating highlights from 2012.

During the year, we took significant steps to position the Company for growth in 2013 and beyond. These include: the addition of 19 new sales and marketing personnel over the last 15 months. Two of these individuals we hired at the end of last year. And you can see by this chart, overall, that's a 39% increase in headcount in our three regions. Europe, as you can see, we more than doubled our sales organization there. Again, I'd say this has had some impact to second half in Europe with our growth in ICLs and what we've seen early in 2013.

Now, looking at Asia-Pacific and North America. Remember, we're direct in the U.S. and Spain, and so that's why the percentages wouldn't be that high overall. But, in total, it's a 39% increase which is a significant investment for the Company. We also took significant steps to enhance and promote social media messaging on the Visian ICL, which have already demonstrated the results. We increased our R&D spending by 10% during 2012 to support the introduction of additional technologies to our key markets later in 2013 and beyond. For example, I've already mentioned that we anticipate receiving regulatory approval of the CentraFLOW Technology in Korea in mid 2013. We have the same timeframe for approval of this technology in India as well.

R&D resources were also focused on the Version 5 ICL, which we plan to launch in Europe, full launch, at the ESCRS meeting during early October. Prior to that, we should have a pre-marketing launch during the first few months of the third quarter. The Version 5 ICL will be preloaded with new proprietary technology and the optics will be enhanced. Of course, the continued successful education—execution of Project Comet, which is designed to significantly lower our tax rate for many years and increase our gross margin through manufacturing consolidation, was another very worthwhile (ph) operational highlight during the year.

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Deborah will update you more on this during her remarks, but I'd just like to add that we're on time, we're on schedule, we're on budget, product quality's been great, product supply has been great. And I really want to thank all of our employees worldwide. So much work has been done by employees in Japan and Switzerland who are going to lose their job but they have—they've done everything they can to make sure this transfer is successful. And I think for a company our size to say, we're on budget, we're on target, is pretty good to say in—after two and a half years of a three and a half year project. I believe these investments and this progress will position STAAR for a return to overall good growth in both revenue and income.

Now, I'll turn the call over to Deborah for more of a review of the fourth quarter financial highlights. Deborah?

Deborah Andrews:	Thanks, Barry. Good afternoon, everyone. While Barry has discussed the top line in some detail, let me add a couple of items.

ICL sales represented 53.2% of total sales during the fourth quarter, and 55% for the full year. IOL sales represented 41.2 of total sales in the fourth quarter, and 40.7 for the full year. The other product category, which has been in decline due to our intentional de-emphasization, actually grew in the fourth quarter to 922,000 due to increased injector sales to our acrylic lens supplier for the KS-SP. This increase was an additional driver to our decline in gross margin year-over-year. I will discuss gross margin in a minute, but first let's review operating expenses.

Operating expenses for the fourth quarter including manufacturing consolidation expenses increased 15% to 12.4 million. Manufacturing consolidation expenses were 656,000, an increase of 10% over the prior year. Our operating expenses before manufacturing consolidation expenses were up 11.8—were 11.8 million, up 16%. As Barry discussed, this increase was primarily due to our investment in the global marketing and selling expenses, including the addition of 17 new employees in 2012 and 582,000 related to the change in distribution in Spain to a direct model. We estimate the annualized cost of the headcount additions will be approximately 2.5 million, and the expense associated with transition in Spain will continue through the current quarter. After which time, the normal logistic cost of being direct to the market will begin. In addition to the investments we made in sales and marketing, we also made investments in R&D. And our G&A increased 261,000 due to an increase in non-cash stock-based compensation expense.

Our net loss for the fourth quarter of 2012 calculated in accordance with GAAP, was 1.4 million or $0.04 on a per share basis, compared with net income of 109,000, or breakeven on a diluted per share basis, in the fourth quarter of 2011.

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Gross margin for the quarter was 67.8%, down from 69.8% in the fourth quarter of 2011, and reflected the lower overall sales mix of ICL and increased sales of the KS-SP IOL which carry a lower gross margin outside of Japan. In addition, sales of our preloaded injector parts to our acrylic lens supplier, which are included in other product sales, also negatively impacted our margins for the quarter.

Now, to provide investors with a better basis on which to compare results and understand our business, we're also reporting net income on an adjusted basis, which excludes manufacturing consolidation expense, Spanish distribution transition expense, gain or loss on foreign currency transactions, fair value adjustment of warrants and non-cash stock-based compensation expenses. Excluding these items, adjusted net income for the quarter was 495,000, or $0.01 per share, compared to adjusted net income of 1.5 million, or $0.04 a share, in Q4 2011.

We ended the quarter with 21.7 million in cash and cash equivalents on the balance sheet and included the 3.5 million in cash drawn down as required under the terms of our revised line of credit with Mizuho Bank at a lower annual interest rate. This compares to 19.8 million of cash at the end of Q3 2012 and 16.6 million at the end of Q4 2011. We used 489,000 in cash for operations in the fourth quarter.

Our team continually successfully—continued to successfully implement Project Comet during the fourth quarter. Specifically, we completed validation of V4, V4b and V4c ICLs, initiated manufacturing and shipped the first U.S. manufactured Visian ICL to customers on January 24, 2013. We've also now obtained regulatory approval for U.S. manufactured ICLs in Europe, Japan, Korea and China. When combined with other markets where approved, this represents approximately 70% of our ICL unit volume demand. In addition, we were successful in completing the requirements transferring cartridges, gaining final inspection, and assembling and pouching for Preloaded Silicone IOLs. All non-sterile IOLs for Japan are now shipped out of the U.S. Finally, we received commitments from some key employees from Japan and Switzerland to relocate either temporarily or permanently to the U.S. For 2013, we expect to spend an additional 2 to 2.5 million to complete Project Comet and transition all of our manufacturing to California. Once the project is complete, we expect our gross margin should increase to nearly 80% and we estimate our tax rate will go from the current 50% to approximately 10%. We'll continue to anticipate—we continue to anticipate generating savings of more than 100 million from Project Comet for the aggregate period of 2014 to 2021.

Now, let me briefly review the full year results.

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Total sales of 63.8 million reflected a 2% year-over-year increase. Foreign currency changes unfavorably impacted net sales by 62,000 in 2012 and favorably impacted net sales by 1.7 million in 2011.

Visian ICL sales totaled 35.1 million, 9.4% above sales of 32.1 million reported in 2011. And IOL sales totaled 26 million compared to sales of 27.5 million in 2011.

Our gross margin increased to 69.4% of revenue from 67.5% for 2011, representing an increase of 190 basis points. This increase was largely attributable to a higher mix of ICL sales of 55% as compared to 51.1%, and improved cost of goods. This represents the seventh consecutive year of gross margin expansion for the Company.

Our total operating expenses were 45.5 million, a 15% increase over 2011 expenses of 39.6 million. Manufacturing consolidation expenses totaled 2.6 million for the year. Excluding consolidation expenses, our operating expenses were 42.9 million, an 11% increase over 2011. Expenses associated with the transfer of sales to a direct model in Spain added approximately 1.1 million in expenses and will be completed before the end of the first quarter.

And calculated in accordance with GAAP, our net loss was 1.8 million in 2012, or $0.05 per diluted share, compared with net income of 1.3 million, or $0.04 per share in 2011.

Adjusted net income, which excludes manufacturing consolidation expenses, Spain distribution transition expenses, gain or loss on foreign currency transactions, fair value adjustment of warrants and non-cash stock-based compensation expense, was 4.8 million or $0.13 per diluted share in 2012, compared to adjusted net income of 4.4 million, or $0.12 per share, in 2011.

This concludes my comments. I'd like to turn the call back over to Barry.

Barry Caldwell:	Thank you, Deborah. Now, let's turn to the metrics our team will be focused on achieving during 2013.

Our key metrics are our objective targets, and while we're very bullish on 2013, here are the four key targets upon which we'll—we will report each quarter.

Number one, total revenue growth in the range of 8 to 10%. The first quarter should start at the lower range and this should increase throughout the year, particularly when you take into consideration the expectations for approval with CentraFLOW in Korea and India midyear and the introduction of V5 in the second half of 2013.

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Secondly, our gross margin should expand by a minimum of 250 basis points for the year.

Third, we should be profitable on a GAAP basis each quarter.

Number four, continuous quarterly progress towards the full implementation and success of Project Comet by the end of 2013.

Finally, I'd like to conclude with a few comments on the results for 2012.

Twenty eleven was a very strong year for the Company in both revenue and income growth. The expectations were high coming into 2012. We did not achieve those expectations with our revenue and our income results. There was, however, a tremendous amount of progress in the business, which is less visible to the outsiders than the top and bottom line results. These include: our increased spending in investments in sales and marketing and in R&D; the anticipated new products we'll get as a result of this; enhancements to our management team; continued excellent progress on manufacturing consolidation; converting the Spanish market to a direct model; continued market share gains with the ICL in virtually every market despite the challenges to the global refractive market; continued gross margin expansion for the seventh consecutive year and our cash generation and cash position at the end of the year. I believe the progress in these less visible areas will be key drivers to our renewed growth during 2013 in the more visible revenue and income line.

And though we're only two months into the first quarter, and I would caution March is a tough comparable from 2012, we're off to a very solid start and we feel good. And, with that, we're ready to take your questions. Operator, if you could please open the line?

Operator:	Thank you, sir. Ladies and gentlemen, we will now begin the question-and-answer session. As a reminder, if you'd like to ask a question at this time, please press star, one on your touch tone phone. You can withdraw that question at any time by pressing star, two. And if you're using speaker equipment today, please lift the handset before making your selection.

The first question is from the line of Matthew O'Brien with William Blair & Company. Please go ahead.

Matthew O'Brien:	Good afternoon. Thanks for taking the questions. Can you guys hear me okay?

Barry Caldwell:	Hi, Matt. Yes, we can.

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Matthew O'Brien:	Okay, great. You know, I hate to keep continually talking about Korea, but, you know, the performance there was quite soft. You talked a lot about all the—the adjustments that you're making there. But can you just (inaudible) a little bit more, you know, the timing of when all of these adjustments may start to really impact the results? And then what kind of headwinds you're building in from Korea on estimates year-end, on the revenue target for 2013? Because 8 to 10 is a little bit less than I was kind of thinking. If you get a snap-back in Korea (inaudible) through the first three months of the year so far.

Barry Caldwell:	Okay, good. Several components there. But, first of all, let me say, you know, our alignment and our communication with our Korean distributor is at an all-time high. We've had a lot of face-to-face time in the last two and a half months. They okay'd and approved the hire of our employee in Korea. We're looking to make more investments in Korea, if necessary. There's a tremendous market opportunity for us there as there's already been established a high consumer awareness of the ICL product by the previous investments that our distributor has made there. We are—as I pointed out, we're off to a strong start in January and February, but that's because last year they ordered in December for their products, mainly in January and February. Their January, at least six of the last seven years, has been their highest out-the-door month of each year. So they're on target right now with where we expect them to be for the full year.

We are expecting growth from Korea in our model. Could it be higher? Yes, I think it could. I think one of the key factors for us will be the launch of the V4c product, the CentraFLOW Technology, at midyear. It's important that we do that well. We're already working with them on the plans and also working with them on what we learned from Europe as we roll that product out. Now, that type of communication and alignment were never there before with Korea. Korea's done a lot of good stuff with the ICL. And time and time again I applaud their efforts. They've done it all on their own. But now we're working together, both companies. And I feel very confident in what we'll accomplish in '13 and beyond in the Korean market.

Matthew O'Brien:	Okay. I mean, you're not coming off the target (inaudible) you said in the past, about 25% of refractive cases in Korea being done within ICL?

Barry Caldwell:	No, not at all. You're exactly right, we just, you know, slowed down a bit in 2012. Though, as I said, their sales out-the-door to end customers went up while Market Scope says for the year Korean procedures went down. So we did gain share in 2012. And now we've got more visibility what their out-the-door sales are on a month-to-month basis. Much, much more than we have ever had.

Matthew O'Brien:	Okay. Moving over to the (inaudible). Given that Korea's going to continue to be a little bit of a headwind or an anchor (ph) here, can you just give us some comfort for visibility in terms of the opportunities you see in China and Japan? (Inaudible) in '13 and '14?

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Barry Caldwell:	Yes. Yes, good question, Matt. And they're two very different markets. Let me first take China. That's the tougher one. As you know, last year, the market in China was hit by the negative communication on LASIK. To me, fourth quarter results in China were disappointing. Thirteen percent growth. I would have thought we'd have better rebound than that. And as I said during the second quarter call, sometimes it takes a year for a rebound to take place. We're spending a lot of time focusing on China and we've added a social media body in China. We've also added a clinical marketing individual for China. So, we're—there's a lot of opportunity in China. We're only 1% of the market. So even though we gained market share we were up 37% for the year. You know, we want to get that closer to what we've been tracking in previous years. So we think the opportunities there, I think we're very focused on it with our employees.

In Japan, it really comes down to the two key refractive centers. Now, we did very well there last year. In both key centers we more than tripled our business. Almost four times in both. So they both did very well. We're trying to work with them and our own organization and a third party ad group to see if there's more that, and more quickly we can push the consumer awareness of the Visian ICL in Japan. So that's a project we're working on here the first half of the year to see if there looks like there's potential, we'll make an investment and hopefully even drive more in the second half of the year in those two key centers.

Matthew O'Brien:	Okay. And then one more for me, if I may. And this one's for Deborah. As we look throughout 2012 here, should we expect any kind of SG&A leverage on a full year basis, or actually on a (inaudible) basis for the full year as well? Or just asked another way, should we anticipate any kind of EPS, a material EPS growth from the $0.06 that you put up in 2012?

Deborah Andrews:	EPS growth from SG&A?

Matthew O'Brien:	If there's any kind of SG&A leverage (cross talking)...

Deborah Andrews:	I mean, we have lots of leverage now on our—in our SG&A. So, really, we should start seeing any profits, you know, flowing through the bottom line basically.

Barry Caldwell:	Yes. I think there's a real good chart that you'll see in our 10-K which shows three years of spending in G&A, sales and marketing, R&D. And what you'll see in that is over that three-year period, we've done what we did last year. We've increased our investment in sales and marketing and R&D but our G&A is pretty flat.

Deborah Andrews:	And that'll continue. You know, we'll have a full year of sales and marketing. The, you know, 17 individuals, people that we hired, they'll be in for a full year; that's about $2.5 million on an annualized basis. But other than that, you know, everything else should be pretty much the same. R&D spending will be about 10% which it has been for, you know, sometime.

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Matthew O'Brien:	Okay. Just asked a different way. You know, I know there's some Comet spending in 2012 numbers but the SG&A numbers grew 20% year-over-year even though revenue's up about 2%.

Deborah Andrews:	Right.

Matthew O'Brien:	Should we anticipate, you know, the growth rate in SG&A being up, you know, 10, 15% inclusive of Comet this year? And then, you know, given that outlook, would EPS for the full year be something similar to 2012? And the 2013 number be similar to 2012? Thank you.

Deborah Andrews:	Well, I would assume as long as the spending stays, you know, consistent with 2012 that we'd see an increase in EPS based on increased sales. I'm not expecting...

Matthew O'Brien:	(Inaudible)

Deborah Andrews:	The same as 2012, for sure.

Matthew O'Brien:	Understood. Thank you.

Operator:	Thank you. Our next question is from the line of Chris Cooley with Stephens Inc. Please go ahead.

Chris Cooley:	Thank you. Good afternoon. Can you hear me okay? I apologize I'm in the airport right now.

Barry Caldwell:	Yes. Hi, Chris. We can hear you.

Chris Cooley:	Thanks. Just a couple of quick ones (inaudible) a number of calls this afternoon. Could, maybe, first, just from a housekeeping standpoint, Deborah, could you tell us what you're assuming in your adjusted earnings rate—or effective tax rate? I realize you're going down to 10% longer term with Project Comet, but talk a little bit about the near term? And then secondly, and I apologize if I missed this one in your prepared commentary, can you talk a little bit about the European growth on an apples-to-apples basis? You know, obviously the Spanish distributor now (inaudible) you have a pretty meaningful step-in the price that you realize there. Help us think about the growth rate that you saw in Spain and in Europe during the quarter on an apples-to-apples type basis. And then just lastly, was curious what you were seeing or what your perception was of the Asia-Pacific marketplace in terms of the first quarter? You know, clearly you've had some headwinds there in the prior quarter, in the 4Q period, from an operating standpoint. Have those headwinds abated and you're now seeing strong growth? Or are you seeing the type of growth that you've referenced in your prepared commentary in a challenged market? Just trying to understand the macro background better.

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Barry Caldwell:	Your third part, Chris, is in which markets? I couldn't understand.

Chris Cooley:	I'm sorry. Asia-Pacific.

Barry Caldwell:	Okay. Okay, gotcha. Okay. Deborah, if you'll take the first part and I'll take the next two.

Deborah Andrews:	Okay. All right. In terms of taxes, our tax rate is going to continue to be high in 2013 as we continue on with our tax project. As you know, we pay taxes in Switzerland at a rate of 22.3% on their income. Most of our income's in Switzerland. And, you know, this is evolving—started evolving beginning last year and will continue to evolve this year and so our tax rate will continue to be high. But by next year we expect we will be applying for and hope to obtain a lower tax rate in Switzerland which will drive along with the other initiatives, tax initiatives, we'd have a lower tax rate next year.

Chris Cooley:	(Inaudible)

Deborah Andrews:	This year we're using about a 50% tax rate.

Chris Cooley:	Okay. Thanks.

Barry Caldwell:	So, your second part was in regard to the European markets. If we go back to our fourth quarter results in Europe, as we said we were up 24%. So take Spain—I'm sorry, we were up 25%. Take Spain out of the equation, we were up 25%. Even with the direct pricing in Spain, the fourth quarter we were only up 24%. That's why I say 'only up'. Because—and this is one I missed, is, you know, I would have expected fourth quarter sales in Spain to be higher but I was...

Chris Cooley:	Right.

Barry Caldwell:	Looking at a comparable that has their inventory from the distributor purchases for their high January results. So, to me, as I look at fourth quarter, Spain is out of the equation; Europe grew 25% which I think is quite strong. Then, if I look...

Chris Cooley:	Okay.

Barry Caldwell:	At first quarter that started already, we've got two months under our belt and we're—we've grown 55% in Europe. Now, that's got Spain in it at about two times what they did last year because of the direct pricing. So, still, if I take Spain out of the equation, Europe is growing in the 30, 35% range. That's off the top of my head without doing the math. So, to me, there are two factors there. It's the new folks that we hired. They're starting to make an impact. And number two, it's the acceptance of the CentraFLOW Technology.

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Chris Cooley:	That's encouraging, thanks.

Barry Caldwell:	So now you ask about APAC and let me take that in four different slices. Korea, we talked a lot about. But we feel very good about Korea going into 2013 with our alignment, our communication, our working together, but also CentraFLOW sometime around midyear approval.

China, that's a little tougher to read. You know, I really, as I said, I would have expected fourth quarter to be higher. Those headwinds from LASIK publicity, are still lingering. So we're working that market. That can be, you know, that can continue to be a headwind or it could turn positive. I—and it's going to turn positive at some point. I don't know what quarter that might be.

In India, we had a very strong year and we're expecting, again, approval of CentraFLOW around midyear. So we're expecting India to kick in at a higher rate in 2013. (Cross talking)

Chris Cooley:	Barry, (inaudible) I apologize, maybe I wasn't very clear. I was referring to the macro market environment through the space. You know, I understand the drivers that you have (cross talking)...

Barry Caldwell:	Yes.

Chris Cooley:	That can project you forward, but (cross talking)...

Barry Caldwell:	Yes, I...

Chris Cooley:	Can you tell me where you thought Korea was in the current quarter (inaudible) or Japan, China. Are those markets accelerating off the fourth quarter and year-over-year? Or are they still mixed or are they in decline? That's what I'm really looking for there (cross talking)...

Barry Caldwell:	Okay. Well, first of all, I think it is difficult to describe the headwinds for all three markets in one sentence. Or in one (cross talking)...

Chris Cooley:	Okay. Right.

Barry Caldwell:	Every one of the dynamics in those markets are different. Yes, there are consumer awareness trends that are similar in markets, but in the market we face they're all four a little bit different. But if I were to take the four I'd say three out of the four beginning this year we see good progress. And still in China, where there's still a lot of unanswered questions.

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Chris Cooley:	Okay. Thank you very much.

Barry Caldwell:	Thank you, Chris.

Operator:	Thank you. Our next question comes from the line of Jason Mills with Canaccord. Please go ahead.

Jason Mills:	Hi, Barry. How are you?

Barry Caldwell:	Hi, Jason. Good.

Jason Mills:	Good. Let's start with the U.S., Barry. I'm sorry if I missed it. Again, bouncing around calls here. Did you give the split in the U.S. between civilian and military sales? And just a general overview on the trends in each of those segments of the domestic business?

Barry Caldwell:	I did not expect to say they were both up, but as you ask me let me pull something out. For the fourth quarter civilian was up 4%, military was up 63%. So that also tells you that military overall as a total percent is less of our business than what it used to be. On an annual basis, our civilian market was up 9%, while the military market was down 4% for the year.

Jason Mills:	Interesting. So you had a big fourth quarter in military and that bounced back. As I take a couple of steps out and look more globally about the business, your guidance for 8 to 10% growth, again, I apologize if you've already gone over this, how would you breakdown the components of that growth between the two businesses, ICL and IOL? Just worldwide growth for those two segments.

Barry Caldwell:	Well I'd certainly expect ICL growth to be double-digits and IOL growth to be single-digits, but there are some interesting dynamics within the IOL market today. You know, we were very pleased with our 6.7 million in sales fourth quarter in IOL. I think we said on the last quarter call we expected the sequential growth to be 500,000 and it was 700,000. But we were limited with product. So we're challenged and trying to find alternatives and also ways to increase supply from our third party vendor at a time when a major player particularly in Japan has had a recall. So the demand in IOLs, the opportunity for IOLs, is stronger than it was three months ago. So we're working very hard to find ways to help fill that gap. But I would say ICLs are in double-digits and IOLs are in single-digits.

Jason Mills:	Okay, that's helpful. And just on the ICL front, hating to state the obvious here, but just wanted your take on it to see, you know, where sort of on the margin you could provide incremental information. But, so, it's—we've now—we're now five straight quarters of kind of bumping around 9 million bucks give or take a couple of hundred thousand. You really broke out in December quarter of 2011 and, you know, sort of set a new sort of mark. And obviously as you stated, the year progressed a little bit less robustly than you expected. But how do you break out of that 9 million bucks? You have—as we talked about last quarter, you bounced back in areas of the world where you have disappointing quarters, the previous quarter, throughout the year only to have something else pop up. And we talked a little bit about this last quarter, Barry. What can you say about how you're seeing things here in the next four quarters? Should we expect, you know, a new level, a new plateau here going forward just breaking out of this $9 million a quarter realm.

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Barry Caldwell:	Yes. Really good question and good point, Jason. Thank you. As, you know, as we grow through the year with new product introductions in various markets, CentraFLOW in two or three markets and then followed by the Version 5 ICL, we are expecting to see that plateau, that level raise above 9 million, above 10 million. That'll come, you know, I think in the second part of the year. One of the real question marks though, going back to Chris' comment about APAC, would be China and how quick and how much of a bigger rebound we can see in the China market. I'm not seeing it yet like we had anticipated seeing it. So that'll be another big factor because China's in our top three markets.

Jason Mills:	Got it. That's very helpful. Last question for me. Just in terms of your guidance again, it seems like I think one of the first questions was someone saying that the guidance was a little bit more conservative than they had expected. Over the last year or two, well, at least the last year, the guidance came down pretty consistently throughout the year. So, obviously, you set it too high. As you think about setting guidance, I guess what would you tell us about any religion (ph) you've gotten about setting guidance? And how do you feel about this guidance relative to how you felt last year in terms of the risk, upside, downside scenarios? Do you feel like you're—you have—is there any different feeling that you have about the guidance you're giving this year relative to the guidance this time last year for '12?

Barry Caldwell:	Well, I would say this, Jason, coming into 2012 it was a bit of a challenge for us because 2011 was so good.

Jason Mills:	Mm-hmm.

Barry Caldwell:	I mean, the expectations were high on us and our expectations on ourselves were high in 2012. We didn't achieve that. So maybe it gives me an opportunity to move from being too optimistic from being too conservative.

Jason Mills:	Mm-hmm.

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Barry Caldwell:	So, if I do that and I get claimed for being too conservative from this point out the rest of my life, I guess I'll just have to handle that.

Jason Mills:	Yes. I—you know, you'll feel better about that, probably, at the end of the day if you end up beating conservative expectation. Thanks, Barry. I'll get back in queue.

Barry Caldwell:	Thank you, Jason.

Operator:	Thank you. Our next question comes from the line of Bruce Jackson with Northlands Capital Markets. Please go ahead.

Bruce Jackson:	Hi. Good afternoon. Can you hear me okay?

Barry Caldwell:	Hi, Bruce. Yes, we can. Thank you.

Bruce Jackson:	Okay, super. You've got some exposure to Japan revenue and as you know the yen is going through some significant gyrations right now. Can you tell us how that factored into your guidance? And then also, if you could just refresh everyone's memory on how you guys deal with foreign exchange whether you're hedged or not.

Barry Caldwell:	Well, we...

Deborah Andrews:	We do not hedge. Japan is the only place right now that we're really significantly exposed to foreign currency and obviously the dollar's gotten a lot stronger so that's a first sign of a negative impact but that was in the fourth quarter when we had a translation, foreign currency translation adjustment of about $272,000. So, you know, as long as the—that should continue for a while here as long as the U.S. dollar continues to be strong against the yen, at least for the first few quarters.

Bruce Jackson:	Okay. So would you say that the yen is—would you say that it's—is it factored into the revenue guidance that you just gave us today or is it a...

Deborah Andrews:	Yes.

Bruce Jackson:	Potential source of downside?

Deborah Andrews:	Yes. So, I mean, that I guess there's always a potential source of downside. We haven't been perfect in that. It's very difficult to get feedback from clients on that but it is factored into our projection. And we have...

Bruce Jackson:	Okay.

Deborah Andrews:	Updated based on, you know, the current situation.

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Bruce Jackson:	Okay. So to some extent the fact that the revenue guidance is somewhat below where consensus was is a factor of the yen.

Deborah Andrews:	Yes.

Bruce Jackson:	Okay. The other thing I wanted to get some color on is the KS-SP lens (ph). Just, can you tell us how your supplier is coming along? And when do you anticipate having full availability of the product?

Barry Caldwell:	That's a really good question. And I think, Bruce, as I said on the third quarter call, we did expect that we would have limitations in supply and that I expected that this would be a headwind for us in the first half of 2013. I think right now as I look at it, it's all of 2013. I went to our supplier in Japan in December specifically to go through this. They are—they did during this month, February, enhance the size of their manufacturing capabilities. But the demand for them and for us have just, you know, gone through the roof. You know, as I point out, you know, through the first two months of the first quarter, we're almost at $1 million backlogged right now. We don't see any immediate relief from that. We are looking at alternative suppliers maybe in our European markets that could help us there and then relieve our supply to get more to Japan. Japan's a higher margin, it's a higher average selling price market, so as much as we can do in terms of sending product to Japan rather than China and Europe we try to do that. But it's a challenge. We have spent a lot of time in the last three months working on this and we're still very much focused on it. We don't have any answer right now and I would expect supply, right now, as we see it today, to be limited for the year with the demand just going up.

Bruce Jackson:	Okay. Okay. And then last question just on Korea. So, you know, we had a really good year in 2011 and then we had some adjustment going on in 2012. Where do you think the underlying growth rate is in Korea in terms of what we should be kind of tracking towards in 2013?

Barry Caldwell:	Well, I think in Korea, as we look at it, you know, a lot depends on getting approval of CentraFLOW because as you know CentraFLOW gives you a 10% premium. So if we got that at midyear that means the second half of the year we'd have, just at flat units, we'd have 10% growth. Which would be nice. But what we have seen in Europe is after we've had the CentraFLOW out for a quarter or so we're starting to see pretty good growth momentum. But that obviously, you know, if we get approval midyear that wouldn't kick in until the fourth quarter. So.

Bruce Jackson:	Okay.

Barry Caldwell:	Trying to put a bucket around what Korea growth would be for the year is very much dependent on that approval and effective launch of the product.

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Bruce Jackson:	Okay, great. That's it for me. Thank you very much.

Barry Caldwell:	Thank you, Bruce.

Operator:	Thank you. Our next question comes from the line of Raymond Myers with Benchmark. Please go ahead.

Raymond Myers:	Thank you. Barry, can you talk about—a little bit more about Korea. I'm going to drill down a bit here. How have the Korean distributors investments in their own market changed since last year, assuming they have? Have they?

Barry Caldwell:	Well, I would say this, Ray, you know, they—as we spoke about on the third quarter call, they did take on a new product early in 2012. It was the second quarter of 2012. And so, these guys have done a great job for us historically and I applaud them. I do think that took away some of their focus during the year. I would say this, they are—I mentioned earlier that there was a major IOL competitor who was—had a recall. That's the IOL they market in Korea. So, now as they look to 2013, the ICL is even much more important to them because at least for some extended period of time they're basically not going to have an IOL to sell. They reconfirmed to us when they were here in February their commitment and why the ICL is so important to them. It's even more so today after they've left that this recall has taken place.

So I'm very encouraged by Korea. We are closer with our distributor than we have ever been since I've been here five years with the Company and I feel very good with our working relationship, our alignment and some of the things we can help them in support that we just haven't done before in the past because that alignment wasn't there.

Raymond Myers:	Right. And you said in your remarks that January and February were record months, or maybe just January was a record month in terms of end market sales in Korea. But given that the market's growing, we would expect every month to be a new record. Can you give us a bit more color about changes in the trajectory of sales? Has the growth rate of sales declined? It sounds like it probably has in Korea. And can you give us any color as to why?

Barry Caldwell:	Well, according the Market Scope report which just came out a few weeks ago, they had the Korea refractive market declining in 2012. And as I said, the out-the-door sales by our distributor went up, so we did gain share in the refractive market overall. I think what we've also seen in the first two months is they're very much ahead of where they were last year. But that's a bit deceptive because last year they ordered their supply for January and December whereas they didn't do that this year. But we're very encouraged by what we've seen thus far in the first two months. March becomes a high comparable, as I said, but, you know, we're very optimistic for the year.

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Raymond Myers:	Is the reason for the decline in inventory now simply to match inventory levels to lower projected sales or is there some other catch-up or reason for doing that?

Barry Caldwell:	Well, if that were the case, they wouldn't have bought so much product in January and February. If they thought they had lowered their levels, their inventory levels, and this is a—you know, this is one area that we just don't get involved with our distributors on. It's how much inventory they carry and when they buy it. And, you know, as you know I was in Korea in November, so if I was there and they didn't order in December and we influenced it, you'd think my trip was a total failure. But we just don't—all we want is our distributor to carry enough inventory so he can meet his demand in a timely fashion to end customers. So...

Raymond Myers:	But it sounds like there was too much inventory at the end of the year and it sounds like a one-time $1.5 million adjustment. Is that basically what happened?

Barry Caldwell:	Well, it—I can't say that. It just moved. I mean, you know, we've seen that from their purchases in January and February. That volume has moved and I think they're up 60%. Yes, yes, oh yes, over 60% through and February. So the product they've needed for the beginning of the year you'd have to argue they didn't have it on the shelf. And if you looked in previous years, as I said, six out of the last seven years, they're out-the-door sales in January were the highest month of that year. So January is a high month for them.

Raymond Myers:	But it's a high month for sales, not necessarily for ordering though, right?

Barry Caldwell:	No, but it...

Raymond Myers:	Because they order a lot (cross talking)...

Barry Caldwell:	Historically they've ordered that in the fourth quarter. They didn't do that this year. Which is fine. But that meant they had to order in January and February when they typically would have not.

Raymond Myers:	Okay. So last year you did about 1.9 million of sales in Korea in the first quarter.

Barry Caldwell:	Right.

Raymond Myers:	Right? So if you're doing 60% more in January and February, I'm a little bit reluctant to assume you'll do 60% more than 1.9 because I don't know that March is truly going to carry forward. But can you...

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Barry Caldwell:	Well...

Raymond Myers:	Make that—can we make that assumption?

Barry Caldwell:	I wouldn't make any assumption on March based upon January and February. But I would say this, I mean, looking at their ordering patterns, you know, March and April they're out-the-door sales start to go down. So their heaviest volume typically has always been fourth quarter so it wouldn't come in March and April.

Raymond Myers:	Okay.

Barry Caldwell:	But I think we clearly expect them to be up first quarter. About 60% to be up.

Raymond Myers:	Okay. Well that's—then enough about Korea then. Thank you very much for the detail.

Barry Caldwell:	Thank you, Ray.

Operator:	Thank you. Our next question is from the line of Jim Sidoti with Sidoti & Company. Please go ahead.

Jim Sidoti:	Good afternoon. Can you hear me?

Barry Caldwell:	Hi, Jim. Yes, we can.

Jim Sidoti:	Okay. So, if you—I'm sorry, I didn't catch it. If you excluded Korea altogether from 2011 and 2012, what would the total revenue have grown?

Barry Caldwell:	Yes, ICLs would have grown 18% in the quarter.

Jim Sidoti:	Okay. And how about overall revenue?

Barry Caldwell:	For the year? Oh, for...

Jim Sidoti:	For the quarter.

Barry Caldwell:	We'd have to—we'll get back to you and do a back-of-the-envelope...

Jim Sidoti:	Okay.

Barry Caldwell:	On that.

Jim Sidoti:	All right. Then is there any update on the Toric approval in the U.S.?

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Barry Caldwell:	Good question. You know, Jim, as we did report in November, we put a new submission in on the Toric. It's a supplemental submission. It's been under review with them. We continue to check, they have no questions at this time. We can only speculate whether that's good news or bad news, but—and we've spoken to them, you know, as early as this week. So they are still going through the document we submitted November 15th.

Jim Sidoti:	Okay. And is there a 90-day clock on that submission?

Barry Caldwell:	Well, typically there is and, you know, we've had good communications with them and we, you know, we continue to ask them like every other week, "Is there anything you need from us?" So the word that we've received this week is that they are deep into the detail and they will get to us if they need anything from us.

Jim Sidoti:	Okay. But assuming there is a 90-day clock, you should hear something one way or another within the next month.

Barry Caldwell:	Assuming they follow a 90-day clock, you would be right.

Jim Sidoti:	Okay. And then, you know, just a general question. You know, over the past five or six months you put out some pretty aggressive metrics for what the Company should look like in 2014 and '15 after you complete this manufacturing transition and you get to the lower tax rate. Has anything happened over the past quarter to make you change...

Barry Caldwell:	Yes.

Jim Sidoti:	You know, change that outlook?

Barry Caldwell:	Nothing in the model in terms of the percent for gross margin, op expenses and net income, no. I mean, the revenue will drive it all.

Jim Sidoti:	Right. So, I mean, obviously we're starting from a lower base (cross talking)...

Barry Caldwell:	Yes, but...

Jim Sidoti:	Through that period.

Barry Caldwell:	Yes. Those all still remain our goals, yes.

Jim Sidoti:	Okay. All right, thank you.

Barry Caldwell:	Thank you, Jim.

Operator:	Thank you. Our next question comes from the line of Rick Dauteuil with Columbia Management. Please go ahead.

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Rick D’Auteuil:	Good afternoon.

Barry Caldwell:	Hi, Rick.

Rick D’Auteuil:	Just I wanted to—I know we dug at this thing a number of different ways. But if I look at your last year's first quarter and grow it by 8%, I barely get more than what you just did in revenues in the fourth quarter. So I get 300,000—a couple of percent more than what you just did in the fourth quarter. When I look at the components you've provided to us they're all pointing north and significantly north in some cases. So what's the offset? What's doing horribly in the first quarter year-over-year that you haven't told us about? Because otherwise I can't get to the low end of the 8 to 10%. And, you know, I heard you say you want to set the bar low, but I just want to understand, you know, what I'm missing here.

Barry Caldwell:	Well, I—you know, Rick, I don't think you're missing anything, except the caution I have about March. March is a high comparable. So far, through the first two months of the year we're very happy with where we are. Except, I would love to ship that million dollars of IOLs we have in backorders. That would make me feel a lot better. But, you know, it's March, and, you know, what's going to happen in China. Are we going to continue these growth rates we've had the first two months. There's still a lot of things that have to play out in March. And I hope you're exactly right that we aren't missing anything and the results turn out to be a lot better. And so I think you've done the math right and we'll just continue to play March out week by week.

Rick D’Auteuil:	Okay. On the supplier issue, with the KS-SP, I thought we've talked about this and it seemed like you had—you were aggressively pursuing other sources of supply and that it would have been rectified in a reasonable time period. And I'm not saying 12 months from now is reasonable, and, you know, I don't think a month ago you were thinking that you were not going to be able to solve that issue for 12 more months, for the whole year, 2013. So what happened?

Barry Caldwell:	Okay. Well, first, let me clarify, Rick. When I say about the whole year 2013 supply issue, I mean with our current supplier.

Rick D’Auteuil:	Okay. But you're...

Barry Caldwell:	Yes, yes.

Rick D’Auteuil:	But you're pursuing other sources. So what...

Barry Caldwell:	Yes, yes, we are. But let me explain to you what that involves. And we've been working with six or seven alternatives in this area. What we're looking for is an alternative lens that will work well with our injector system. If we have to go out and make revisions in a lens or revisions in our injector system, that's longer term. That will take longer. That would also mean we'd have to go get approval for something that's newly designed. What we're looking to find is a lens that will work well with the KS-SP injector system which is our technology. And we are working tirelessly on that. So there's nothing more we'd like to do than to fill the back order we have and the demand that's out there in the market. Because the recalled product is an acrylic preloaded system just like the KS-SP. So it's that market void that's even putting more pressure on us and our supplier.

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Rick D’Auteuil:	Okay. So of the six or seven, have you—you haven't yet exhausted them as it relates to the compatibility of your injector system with their material.

Barry Caldwell:	As with them we have not.

Rick D’Auteuil:	What—I mean, and it's a priority, so is there—what kind of timeframe will you be—will you know definitively on those six or seven sources whether it's successful?

Barry Caldwell:	The criterion we followed, Rick, is looking at alternatives. We're looking for alternatives that within 60 days we could get to market. So anything longer term than that, is that's in a different bucket of things we're looking to do. We're looking for a short-term fix. And as I pointed out, if we can find one and we're focused on the CE markets, if we can find one, what we'll do is send that product to Europe and keep our current product in Japan.

Rick D’Auteuil:	Okay. I mean, should you know this by the next conference call whether they're going to work or not work?

Barry Caldwell:	We should unless we start looking at more options. You know, it does --- you know, we have to get product in here. Our engineers end up meeting face-to-face with each one of these companies and their engineers. We worked this—we have to work the system, in the injector system, we have to sterilize them, we have to—you know, what we want to do is make sure that the delivery of the IOL is right. Otherwise, you know, we're just hitting ourselves against the head if we introduced a product that doesn't work well.

Rick D’Auteuil:	No, I understand that. Okay. And then lastly, that you talked about what you did on the hiring front in 2012 and some of that'll be incremental expense for '13 given the timing of those hires. What hires are you planning for 2013? I don't recall you specifying that on the call yet.

Barry Caldwell:	Yes. Currently we don't have any other plan. We're evaluating opportunities. And any place—you know, I think as we showed in 2012, any location where we think can help drive sales we'll make that investment.

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Rick D’Auteuil:	Is there—I think you said earlier that Korea you hired one but there's some consideration about more resources there?

Barry Caldwell:	Not just Korea but any place.

Rick D’Auteuil:	Okay. Korea's important though, so I'm just—is that...

Barry Caldwell:	Yes.

Rick D’Auteuil:	Did I read that right?

Barry Caldwell:	(Cross talking). Yes. If we found that made sense we would certainly do it.

Rick D’Auteuil:	Okay. All right, thank you.

Barry Caldwell:	Thank you, Rick.

Operator:	Thank you. Our next question is from the line of Matt Arens with Kopp Investment. Please go ahead.

Matt Arens:	Great. Thanks for taking the question. I just want to piggyback on the question that Jason asked about guidance. And I'm wondering if you could help us understand, has there been a change to your approach in guidance? And specifically I'm wondering, because you truly are operating worldwide and you have all these different geographies, do you really have to go in and kind of go geography by geography to get to your best guess on what the quarter and the year are going to look like and then just put a fudge factor in there? Because seemingly every quarter there's something going wrong in one or two countries that's fairly major. And I'm just wondering if you can get, you know forget about conservative or not, if you can—if you found (ph) or have an approach that you think can lead to achievable guidance and hopefully move past the issues that we had over the last several quarters?

Barry Caldwell:	That, Matt, that's a really good question. I would say yes, and yes, and let me try to answer that a little bit more. Is that, as we look at what we think we can do, we've baked in more of what could go wrong into the goals and metrics that we establish. And I would say coming into 2013, I know I personally don't feel such a burden that those numbers have to be high. Coming into 2012, to be honest with you, I did. I mean, number one, we had a great year in 2011. Expectations from outside and inside for 2012 were big. So it would have been hard to come back with, you know, less growth than what you had in 2011, which was 14% overall. But coming into this year, there isn't that pressure. So I think it's both. Looking at, okay, we had some things that hit us in 2012 we didn't expect. What if that happens in 2013? And, you know, let's make sure we give ourselves some wiggle room here.

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Matt Arens:	Okay, great. Thank you for the clarification.

Barry Caldwell:	Thank you, Matt.

Operator:	Thank you. Our next question is from the line of Jack Fraser with Seamark Capital. Please go ahead.

Jack Fraser:	Hey, guys. During the process of Comet Project you've obviously begun moving production and the like and that's significant and you've gotten a lot done. Yet, when we think about the Korean orders thus far this year, and the fact that you've begun supplying product out of Monrovia, it suggests that you have avoided the classic problem of inventory mismatch, you know, for a complex product line array, if you will, during that time. Could you just comment a little bit on inventories and your ability to meet demand and orders on a short timeframe basis. As you may note, there have been some pundits writing that your inventories are too high. And that if you could just address that, I'd appreciate it.

Barry Caldwell:	Yes. Yes. Thank you, Jack. And, you know, we really did have a big celebration here when we shipped the first ICL out of Monrovia. That was a big deal. And the fact that we have regulatory approval in the markets in which 70% of our units shipped last year. So we've made just excellent progress on getting the production here. Now on top of that, weigh all the different, call it SKUs, variations of models, on the V4, the V4b and the V4c. There is a lot to manage in inventory. And one of the things we told our teams is, no sacrifice in quality, no sacrifice in supply. So we made investments in—into 2011 and 2012 and purposely raising our inventory levels so we didn't have any disruption from Project Comet. Yes, we had disruption on KS-SP. That wasn't related to Project Comet at all. But on ICL, which is a very difficult product to manufacture, and to manage all the different varieties, we've done an excellent job. And part of the reason for that is that we increased our inventories to make sure we had safety levels. And we'll continue to do that. We'll continue to carry those higher inventory levels until we feel we can match from the U.S. the global demand.

Jack Fraser:	Okay.

Barry Caldwell:	But I hope we have to keep (inaudible) open a lot longer. That means the demand would even be higher than we anticipate.

Jack Fraser:	Okay, that's fair. And then just switching over to the injectors for a second. V5 and preloaded nanoFLEX implies a growing dependency on injectors. And obviously that's good news for meeting market demand. But can you just comment a little bit about the broader picture of injector supply and how we should be thinking of the reliability of that supply as more and more of your product line becomes injector dependent?

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Barry Caldwell:	Okay. Well, first of all, the injectors come from us.

Jack Fraser:	Okay.

Barry Caldwell:	We make those. Alluding to the KS-SP, we make the injector. We don't make that lens. So the supply issues come from the lens side not the injector side.

Jack Fraser:	So do you...

Barry Caldwell:	The reason our other sales went up so much fourth quarter is injectors because the company who makes that lens buys injectors from us.

Jack Fraser:	Right.

Barry Caldwell:	So the injector technology and the manufacturing and supply all rely within us. And we've transferred a lot of that from Japan. We've also moved engineers from Japan to help us. So we don't see—you know, we're driving to continue to make the injectors proprietary but we don't see an issue with manufacturing and supply of injectors.

Jack Fraser:	Okay, that's helpful. And then one last item on this, and that is, the—you know, we're getting quite far along in new generation ICLs becoming available across the global markets, and yet, still of course not yet available in the U.S. market. Can you comment on any pressures or feedback that you're picking up from doctors and customers about that issue?

Barry Caldwell:	Well, yes, we do. You know, obviously U.S. surgeons are not blinded to just what happens in the U.S. When we go to any major medical meeting, global presentations are made. As our head of sales in North America told me last week, "I'm getting many more questions about CentraFLOW now than I am about Toric." And obviously we're way behind in Toric in the U.S. and that we're the only major markets in the world that product's not available. But there is a lot of excitement in the U.S. about CentraFLOW. And, you know, at some point in time when we're able to get approvals on Toric and CentraFLOW, you know, I think it'll just open up the gates to the U.S. market that we can't open today. I mean, we're working hard to get a 9% increase. And that's good in light of what's going on in the market. But I believe the ICL technology will do a whole lot better once we get the newer versions out there.

Jack Fraser:	Thanks so much.

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Barry Caldwell:	Thank you, Jack.

Operator:	Thank you. At this time, I'd like to turn the conference back over to management for any closing remarks.

Barry Caldwell:	Thank you, Operator. And I'd like to thank all of you on the call for your participation today. We look forward to providing you an update on our progress on our first quarter. Thank you and good night.

Operator:	Thank you, sir. Ladies and gentlemen, if you'd like to listen to a replay of today's conference, please dial 1-800-406-7325, or 303-590-3030, using the access code, 4592160, followed by the pound key. This does conclude the STAAR Surgical Fourth Quarter 2012 Financial Results Conference Call. Thank you for your participation. You may now disconnect.

END

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